Exhibit 99.1

For Immediate Release
Contact: Robert J. Habig
650.525.3300
ir@avistar.com

AVISTAR COMMUNICATIONS REPORTS FINANCIAL RESULTS

FOR THE SECOND QUARTER OF 2007

SAN MATEO, CA — July 19, 2007 — Avistar Communications Corporation (NASDAQ: AVSR), a video collaboration platform provider, today announced financial results for the three and six months ended June 30, 2007.

Revenue for the three months ended June 30, 2007 was $5.9 million, compared to revenue of $2.4 million for the three months ended March 31, 2007 and $1.8 million for the three months ended June 30, 2006.  Revenue for the three months ended June 30, 2007 includes $4.0 million in licensing revenue from the recently announced licensing agreement with Radvision Ltd.  Income from settlement and patent licensing was $1.1 million for each of the three months ended June 30, 2007 and June 30, 2006. Income from settlement and patent licensing was $13.1 million for the three months ended March 31, 2007.

Avistar reported a net income of $0.4 million, or $0.01 per basic and diluted share, for the three months ended June 30, 2007.  Avistar reported a net income of $4.5 million, or $0.13 per basic and diluted share, for the three months ended March 31, 2007 and a net loss of $3.7 million, or $0.11 per basic and diluted share, for the three months ended June 30, 2006.  Employee stock compensation expense for equity based compensation required by Financial Accounting Standard No. 123R was $0.6 million for the three months ended June 30, 2007, $0.7 million for the three months ended March 31, 2007 and $0.5 million for the three months ended June 30, 2006.

Revenue for the six months ended June 30, 2007 was $8.3 million, as compared to $3.6 million for the six months ended June 30, 2006.  Income from settlement and patent licensing for the six months ended June 30, 2007 was $14.1 million, as compared to $2.1 million for the six months ended June 30, 2006.  Avistar reported a net income of $4.9 million, or $0.14 per basic and diluted share, for the six months ended June 30, 2007.  For the six months ended June 30, 2006, Avistar reported a net loss of $6.8 million, or $0.20 per basic and diluted share.

As of June 30, 2007, Avistar had cash, cash equivalents and marketable securities of $10.1 million.

“Avistar’s most recent results represent the second quarterly profit this year, and thereby place the company in a profit position on a year-to-date basis.  Both of the first and second quarter net income results reflect the benefit of our patent licensing agreements—with the Tandberg litigation settlement benefiting the first quarter, and our more-recently announced Radvision licensing agreement influencing the second quarter.  These developments represent Avistar’s active licensing program, whereby we seek to partner with technology companies in the areas of unified communication and collaboration,” stated Gerald J. Burnett, Chairman and Chief Executive Officer of Avistar. “As a reminder, when Avistar’s management evaluates our business progress, we consider the sum of reported revenue and income from settlement and patent licensing activities, the latter of which records proceeds from licenses entered into following the start of litigation. Using this management perspective, the Tandberg and Radvision licenses fueled a year-to-date revenue plus income from settlement and patent licensing total of $22.4 million. This result exceeds what we had accomplished at mid-year 2006, and for the full year of 2006.”

Dr. Burnett continued, “Also during the second quarter, our wholly-owned subsidiary, Collaboration Properties, Inc., engaged Ocean Tomo, LLC, a leading appraisal and services firm with specialized expertise in valuing patents, to conduct an independent valuation of our intellectual property portfolio.  The results of this analysis indicate that the potential net present value of monetizing CPI’s intellectual property may represent a multiple of Avistar’s current market capitalization.  Although this analysis and resultant opinion seem to ascribe substantial value to a dimension of Avistar, it is important to note that it does not represent an offer to buy CPI’s intellectual property by any person, nor guarantee that the suggested value can in fact be realized.”

Dr. Burnett continued, “Avistar has two primary revenue engines, one which seeks to monetize our extensive intellectual property portfolio through an active licensing and technology partnering program, with the second being our product and services business.  In the latter arena, I would like to once again welcome Simon Moss, who joined Avistar this week as President, with initial focus on our product and partnering activities.  Simon’s accomplished background is well-suited to the needs and opportunities that are present for Avistar.  We expect Simon to enhance our thought-leadership and position in the growing unified communications and collaboration marketplace.”

About Avistar Communications Corporation

Avistar Communications Corporation develops, markets, and supports a video over-IP collaboration platform for the enterprise, all powered by the AvistarVOS™ software. From the desktop, Avistar delivers business-quality video calling, recording, publishing to web and e-mails, video-on-demand, broadcast origination and distribution, and document sharing.  Avistar video-enables business processes by integrating visual communications into the daily workflow and connecting communities of users within and across enterprises. Founded in 1993, Avistar is headquartered in San Mateo, California, with offices in New York and London. Avistar’s technology is used in more than 40 countries.

Collaboration Properties, Inc. (CPI) is a wholly owned subsidiary of Avistar Communications

Corporation. CPI develops patents for presence-based interactions, wireless communications, desktop video, recorded and live media at the desktop, multimedia documents, data sharing, and a service-rich video network architecture. It holds a current portfolio of 76 patents for inventions in the primary areas of video and network technology. CPI offers licenses to its patent portfolio and Avistar’s video-enabling technologies to companies in the video conferencing, rich-media services, public networking, and related industries. Current licensees include Sony Corporation, Polycom, Inc., Tandberg ASA, Radvision Ltd., and Emblaze-VCON.

For more information, visit www.avistar.com.

Forward Looking Statements

Statements made in this news release that are not purely historical, including but not limited to statements regarding the net present value of CPI’s intellectual property, growth in the unified communications and collaboration marketplace and Avistar’s participation in that growth, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including such factors, among others, as the time, expense and uncertainty associated with the enforcement, licensing or sale of intellectual property rights, the lengthy sales cycles and volatility associated with Avistar’s sales and licensing activities, market acceptance of Avistar’s products, and competition in the market for video collaboration products.  As a result of these and other factors, Avistar expects to experience significant fluctuations in revenue and operating results, and there can be no assurance that Avistar will become or remain profitable in the future, or that its future results will meet expectations. These and other risk factors are discussed in Avistar’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission from time to time. Avistar disclaims any intent or obligation to update these forward-looking statements.

~ financial statements follow ~

Copyright © 2007 Avistar Communications Corporation. All rights reserved. Avistar, AvistarVOS, and the Avistar logo are trademarks or registered trademarks of Avistar Communications Corporation

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

for the three and six months ended June 30, 2007 and 2006

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

Revenue:
Product	$704	$970	$1,962	$1,847
Licensing	4,321	39	4,553	71
Services, maintenance and support	873	745	1,775	1,694
Total revenue	5,898	1,754	8,290	3,612
Costs and Expenses:
Cost of product revenue*	711	721	1,440	1,353
Cost of services, maintenance and support revenue*	571	385	1,247	992
Income from settlement and patent licensing	(1,057)	(1,057)	(14,114)	(2,114)
Research and development*	1,840	1,445	3,497	2,717
Sales and marketing*	1,547	1,479	3,036	2,779
General and administrative*	1,948	2,570	8,411	4,826
Total costs and expenses	5,560	5,543	3,517	10,553
Income (loss) from operations	338	(3,789)	4,773	(6,941)
Other Income (Expense):
Interest income	101	77	214	180
Other expense, net	(51)	(8)	(106)	(15)
Total other income, net	50	69	108	165
Net income (loss)	$388	$(3,720)	$4,881	$(6,776)

Net income (loss) per share - basic and diluted	$0.01	$(0.11)	$0.14	$(0.20)
Weighted average shares used in calculating
Basic net income (loss) per share	34,230	33,880	34,166	33,857
Diluted net income (loss) per share	35,008	33,880	35,072	33,857

*Including Stock Based Compensation of:
Cost of products, services, maintenance and support revenue	$53	$37	$113	$73
Research and development	180	150	384	297
Sales and marketing	108	120	293	232
General and administrative	235	191	468	371
	$576	$498	$1,258	$973

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

as of June 30, 2007 and December 31, 2006

(in thousands, except share and per share data)

	June 30,	December 31,
	2007	2006
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents.	$10,138	$7,854
Accounts receivable, net of allowance for doubtful accounts of $53 and $51 at June 30, 2007 and December 31, 2006, respectively	1,102	1,409
Inventories, including inventory shipped to customers’ sites, not yet installed of $3 and $70 at June 30, 2007 and December 31, 2006, respectively	559	712
Deferred settlement and patent licensing costs	1,256	1,256
Prepaid expenses and other current assets	453	534
Total current assets	13,508	11,765
Property and equipment, net	583	256
Long-term deferred settlement and patent licensing costs	1,754	2,391
Other assets	289	287
Total assets	$16,134	$14,699

Liabilities and Stockholders’ Equity (Deficit):
Current liabilities:
Line of credit	$3,000	$3,000
Accounts payable	1,138	1,578
Deferred income from settlement and patent licensing	5,520	5,520
Deferred services revenue and customer deposits	861	1,979
Accrued liabilities and other	1,565	2,263
Total current liabilities	12,084	14,340
Long-term liabilities:
Long-term deferred income from settlement and patent licensing and other	7,564	10,308
Total liabilities	19,648	24,648
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 250,000,000 shares authorized at June 30, 2007 and December 31, 2006; 35,487,167 and 35,219,768 shares issued at June 30, 2007 and December 31, 2006, respectively	35	35
Less: treasury common stock, 1,181,625 at June 30, 2007 and
December 31, 2006, respectively, at cost	(53)	(53)
Additional paid-in-capital	94,419	92,865
Other comprehensive loss	—	—
Accumulated deficit	(97,915)	(102,796)
Total stockholders’ equity (deficit)	(3,514)	(9,949)
Total liabilities and stockholders’ equity (deficit)	$16,134	$14,699

AVISTAR COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

for the three and months ended June 30, 2007 and 2006

(in thousands)

	Six Months Ended June 30,
	2007	2006
	(unaudited)

Cash Flows from Operating Activities:
Net income (loss)	$4,881	$(6,776)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	148	190
Stock based compensation for options issued to consultants and employees	1,258	973
Provision for doubtful accounts	2	(64)
Changes in assets and liabilities:
Accounts receivable	305	635
Inventories	153	(153)
Prepaid expenses and other current assets	81	88
Deferred settlement and patent licensing costs	637	658
Other assets	(2)	196
Accounts payable	(440)	195
Deferred income from settlement and patent licensing and other	(2,744)	(2,735)
Deferred services revenue and customer deposits	(1,118)	284
Accrued liabilities and other	(698)	979
Net cash provided by (used in) operating activities	2,463	(5,530)

Cash Flows from Investing Activities:
Maturities of short-term marketable securities	—	1,680
Purchase of property and equipment	(475)	(234)
Net cash (used in) provided by investing activities	(475)	1,446

Cash Flows from Financing Activities:
Proceeds from issuance of common stock	296	139
Net cash provided by financing activities	296	139
Net increase (decrease) in cash and cash equivalents	2,284	(3,945)
Cash and cash equivalents, beginning of year	7,854	8,216
Cash and cash equivalents, end of period	$10,138	$4,271